Exhibit 99.1

For Immediate Release

Contact: Meagan Pratt, (615) 236-8335

Meagan.Pratt@FranklinSynergy.com

Benjamin Wynd, CPA Joins Franklin Financial Network, Inc. Board of Directors

Franklin, TN – August 27, 2015. Franklin Financial Network, Inc. (NYSE:FSB) announced today that effective August 25,

2015, Benjamin Wynd, CPA has been appointed to the Board of Directors of Franklin Financial Network, Inc. as well as the Board of Directors of Franklin Synergy Bank. Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank.

“Ben has a breadth of finance and healthcare industry experience that will make him an extraordinarily valuable addition to our board as we move into the area of healthcare lending,” said Richard Herrington, Franklin Financial Network, Inc. Chairman and CEO. “We are extremely pleased to welcome Ben as a director and know that his experience will serve Franklin Synergy Bank and our shareholders well.”

Wynd is a Certified Public Accountant with extensive management, technical and analytical skills. He brings significant experience in various technical accounting, finance and SEC reporting roles.

Most recently, Wynd became partner at Smiley CPAs, a Franklin, Tennessee based firm that has been serving the local community for more than twenty-nine years. Prior to joining Smiley CPAs in November 2014, Wynd was heavily involved in Nashville’s healthcare industry, serving as the Director of Financial Reporting at Tenet Healthcare/Vanguard.

While at Tenet/Vanguard he was actively engaged in working on the company’s SEC filings, including Vanguard’s initial public offering in June 2011, comprehensive debt refinancing, overseeing the financial reporting of the company’s health plans and supporting acquisition due diligence. Wynd’s experience also includes working with national accounting firms, as well as with the 2002 Olympic Winter Games in Salt Lake City, Utah.

“Franklin Synergy Bank has a deep bench of high-caliber leaders in our community and I am very enthusiastic about this opportunity,” said Wynd. “I know how important Franklin Synergy Bank is to Middle Tennessee, and I have confidence in Richard and the management team. My priority will be to add value and further accelerate the excellent work that’s been done thus far.”

Wynd is a graduate of Transylvania University in Lexington, Kentucky; he is currently a member of the Tennessee Society of Certified Public Accountants and American Institute of Certified Public Accountants. Wynd also serves on the Board of Directors at Outdoor Encounter, a Franklin-based non-profit organization that’s mission is to improve the quality of life for those around us - not only by preserving green space, but by making that valuable space accessible to people of all ages.

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management, wealth management, trust and financial planning services for consumers and businesses. Franklin Synergy earned its first profit after just five quarters of operation, and has been profitable ever since that time.

The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank. Loans surpassed $1 billion in July 2015.

Recent FDIC data shows that Franklin Synergy Bank is the deposit share market leader in Williamson County. The bank is also the top deposit share bank in Franklin, Tennessee.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.